EXHIBIT 4.12

TETRA Technologies, Inc.

EMPLOYEE RESTRICTED STOCK AGREEMENT

Pursuant to the terms of the TETRA Technologies, Inc.

Amended and Restated 2011 Long Term Incentive Compensation Plan

1. Grant of Restricted Stock. TETRA Technologies, Inc., a Delaware corporation (“Company”), hereby awards to [         ] (“Participant”) all rights, title and interest in the record and beneficial ownership of [           ] shares (the “Restricted Stock”) of common stock, $0.01 par value per share, of the Company (“Common Stock”), subject to and in accordance with the terms and conditions of this document. This Employee Restricted Stock Agreement (“Restricted Stock Agreement”) is dated as of [         ]. The Restricted Stock is awarded pursuant to and to implement in part the TETRA Technologies, Inc. Amended and Restated 2011 Long Term Incentive Compensation Plan (as amended and in effect from time to time, the “Plan”) and is subject to the restrictions, forfeiture provisions and other terms and conditions of the Plan, which is hereby incorporated herein and is made a part hereof, and this Restricted Stock Agreement. By execution of this Restricted Stock Agreement, Participant agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan as implemented by this Restricted Stock Agreement, together with all rules and determinations from time to time issued by the Management and Compensation Committee (“Committee”) pursuant to the Plan. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided. All references to specified paragraphs pertain to paragraphs of this Restricted Stock Agreement unless otherwise provided.

2. Escrow of Restricted Stock. The Restricted Stock shall be represented by uncertificated shares designated for the Participant in book-entry registration on the records of the Company’s transfer agent or, at the discretion of the Company, by a stock certificate issued and registered in the Participant’s name, in each case subject to the restrictions set forth in this Restricted Stock Agreement. Any book-entry uncertificated shares or stock certificates evidencing the Restricted Stock shall be held in custody by the Company until the restrictions thereon have lapsed, and as a condition of this award, the Participant shall deliver to the Company a stock power in substantially the form of Exhibit A attached hereto, endorsed in blank, with respect to any certificated shares of Restricted Stock.

The shares of Restricted Stock which are the subject of this Restricted Stock Agreement shall be subject to the following legend:

The shares represented by this certificate or book-entry registration have been issued pursuant to the terms of the TETRA Technologies, Inc. Amended and Restated 2011 Long Term Incentive Compensation Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Restricted Stock Agreement dated [         ], 20[         ].

In addition, the shares of Restricted Stock shall be subject to such stop-transfer orders and other restrictive measures as the Company may deem advisable under applicable securities laws, or to implement the terms, conditions or restrictions hereunder.

Following the vesting of any portion of the shares of the Restricted Stock and the removal of any restrictions thereon in accordance with Paragraph 4 below, the Company will cause all restrictions to be removed from book-entry registrations or, at the Company’s discretion, issue a stock certificate, without such restrictive legend, in each case only with respect to the vested portion of the shares of the Restricted Stock registered on the Company’s books and records in the name of the Participant. Following the expiration of the Restricted Period, the Company will cause all restrictions to be removed from book-entry registrations or, at the Company’s discretion, issue a stock certificate, without such restrictive legend, for any shares of the Restricted Stock that have vested and with respect to which the restrictions imposed thereon have lapsed, in each case only to the extent such action has not previously been taken in accordance with the preceding sentence.

3. Risk of Forfeiture. Participant shall immediately forfeit all rights to any shares of the Restricted Stock which have not vested and with respect to which the restrictions thereon have not lapsed in the event of the termination, resignation, or removal of Participant from Employment with the Company or any Affiliate under circumstances that do not result in Participant becoming fully vested in such shares of Restricted Stock, and the restrictions on such shares of Restricted Stock lapsing, under the terms of the Plan.

4. Restricted Period; Vesting. Subject to the provisions of this Restricted Stock Agreement including, without limitation, the following provisions of this Paragraph 4, the total number of shares subject to this Restricted Stock Agreement shall vest, and the restrictions imposed thereon shall lapse, in accordance with the following schedule:

[schedule to be specified]

The period from the date hereof until the shares of the Restricted Stock have become 100% vested and the restrictions thereon have lapsed shall be referred to as the “Restricted Period.”

The Committee may waive all restrictions and conditions of the Restricted Stock with the result that the shares of Restricted Stock shall be fully vested and the restrictions thereon shall have lapsed, (i) upon the occurrence of a Change in Control or termination of Employment of Participant following a Change in Control in accordance with Paragraph 8 below, or (ii) upon the termination of Employment of Participant under any other circumstances in accordance with Paragraph 7 below.

5. Transferability. During the Restricted Period, the Participant shall not sell, assign, transfer, pledge, exchange, hypothecate, or otherwise dispose of any shares of the Restricted Stock prior to vesting in accordance with Paragraph 4 above. Following the vesting of any shares of Restricted Stock and the removal of any restrictions thereon in accordance with Paragraph 4, the Participant may hold or dispose of such shares subject to compliance with (i) the terms and conditions of the Plan and this Restricted Stock Agreement, (ii) applicable federal or state securities laws or other applicable law, (iii) applicable rules of any exchange on which the Company’s securities are traded or listed, and (iv) the Company’s rules or policies as established by the Company in its sole discretion.

6. Ownership Rights. Prior to any forfeiture of the shares of Restricted Stock and while such nonvested shares are restricted, the Participant shall, subject to the terms and restrictions of this Restricted Stock Agreement and the Plan, have all rights with respect to the shares of Restricted Stock awarded hereunder including the right to vote the shares of Restricted Stock, whether or not vested in accordance with Paragraph 4 above, and the right to receive all dividends, cash or stock, paid or delivered thereon from and after the date hereof in accordance with the following provisions. During the Restricted Period, any dividends, cash or stock, paid or delivered on any of the nonvested shares of the Restricted Stock, shall be subject to the same vesting requirements as the underlying shares of Restricted Stock and shall be credited to an account, which account shall be established for purposes of determining the amount of such distributions owing to the Participant. In the event of the forfeiture of any nonvested shares of the Restricted Stock, the Participant shall have no further rights with respect to such Restricted Stock and shall forfeit any accumulated dividends, cash or stock, credited to such account which are related to the forfeited shares of Restricted Stock. To the extent the shares of Restricted Stock shall become fully vested and the restrictions imposed thereon shall lapse pursuant to Paragraph 4 above, all dividends, cash and stock, if any, credited to the account shall be distributed to the Participant without interest within 30 days following the vesting of the underlying shares of Restricted Stock.

7. Termination of Employment. Subject to any action by the Committee, if Employment of Participant is terminated for any reason whatsoever including, without limitation, death, Disability or Retirement, any nonvested shares of the Restricted Stock outstanding at the time of such termination and all rights thereunder (including all accumulated dividends, cash or stock which are related to the nonvested shares of Restricted Stock) shall be forfeited and no further vesting shall occur, and the Company shall have the right to repurchase or recover such shares for the amount of any cash paid therefor. Upon termination of Employment of Participant, the Committee, in its discretion, may provide that all or a portion of any nonvested shares of the Restricted Stock subject to this Restricted Stock Agreement shall become vested; provided, however, that (i) if the Award is to a Covered Employee and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such acceleration of vesting and waiver of restrictions may only occur upon a termination due to Participant’s death or Disability, (ii) if the Award is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee shall not have the authority to accelerate vesting or waive any restrictions in a manner that would cause the Award to become subject to tax, interest or penalty provisions thereunder, and (iii) no acceleration of vesting and waiver of restrictions will be effective prior to the date of the Committee’s written determination.

8. Change in Control.

(a) Change in Control. Unless otherwise provided in an employment, severance or change in control agreement approved by the Committee to which Participant is a party that addresses the effect on Restricted Stock of a Change in Control or termination of Participant’s Employment following a Change in Control, in which case such agreement shall control, in the event of a Change in Control, the Committee may (i) waive all restrictions and conditions of all Restricted Stock then outstanding with the result that the shares of Restricted Stock shall be fully vested and all restrictions shall be deemed satisfied, and the Restricted Period shall be deemed to have expired as of the date of the Change in Control or such other date as may be determined by the Committee, or (ii) provide that the Restricted Stock be assumed by the successor or survivor entity, or be exchanged and substituted for similar shares covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares.

Notwithstanding the above, the Committee shall not be required to take any action described in the preceding sentence and any decision made by the Committee, in its sole discretion, not to take some or all of the actions described in the preceding sentence shall be final, binding and conclusive with respect to the Company and all other interested persons.

(b)  The Committee may provide for any action described in clauses (i) or (ii) of Paragraph 8(a), above, to occur immediately upon a Change in Control or upon termination of Employment of Participant, initiated by the successor or survivor entity under such circumstances as may be specified by the Committee, within a fixed time following the Change in Control.

(c) Right of Cash-Out. If approved by the Board prior to any Change in Control described in clauses (ii), (iii) or (iv) of the definition of Change in Control as provided in the Plan, or prior to or within thirty (30) days after a Change in Control described in clause (i) of the definition of Change in Control as provided in the Plan shall be deemed to have occurred, the Board shall have the right upon such Change in Control or for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require Participant to transfer and deliver to Company all unvested shares of Restricted Stock hereunder with respect to which the restrictions have not lapsed in exchange for an amount equal to the “cash value” (defined below) of such shares of Restricted Stock. Such right shall be exercised by written notice to Participant. The cash value of such shares of Restricted Stock shall equal the “market value” (defined below) per share, multiplied by the number of unvested shares of Restricted Stock hereunder with respect to which the restrictions have not lapsed. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value

Per Share of Common Stock on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to Participant by Company pursuant to this Section 8(c) shall be paid in cash or by certified check and shall be reduced by any taxes required to be withheld.

9. Reorganization of Company and Subsidiaries. The existence of the Restricted Stock shall not affect in any way the right or power of Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the shares of Restricted Stock or the rights thereof, or the dissolution or liquidation of Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10. Adjustment of Shares. In the event that at any time after the date of this Restricted Stock Agreement the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the Committee shall, in such manner as it may deem equitable and subject to the provisions of the Plan, make adjustment to the aggregate number of shares of Restricted Stock which have not vested under this Restricted Stock Agreement, subject to any required action by the stockholders of the Company.

11. Certain Restrictions. By executing this Restricted Stock Agreement, Participant agrees that if at the time of delivery of the shares of Restricted Stock issued hereunder any sale of such shares of Common Stock is not covered by an effective registration statement filed under the Securities Act of 1933 (“Act”), the shares of Restricted Stock may be subject to such stop-transfer orders, legends and other restrictive measures as the Company shall require and the Participant will acquire the shares of Restricted Stock for Participant’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition Participant will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with the Act or any other securities law or with this Restricted Stock Agreement. Participant agrees that the Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares of Restricted Stock hereunder to comply with any law, rule or regulation that applies to the shares of Restricted Stock subject to this Restricted Stock Agreement.

12. Amendment and Termination. This Restricted Stock Agreement may not be terminated by the Board or the Committee at any time without the written consent of Participant. This Restricted Stock Agreement may be amended in writing by the Company and Participant, provided the Company may amend this Restricted Stock Agreement unilaterally (i) if the amendment does not adversely affect the Participant’s rights hereunder in any material respect, (ii) if the Company determines that an amendment is necessary to comply with Rule 16b-3 under the Exchange Act, or (iii) if the Company determines that an amendment is necessary to meet the requirements of the Code or to prevent adverse tax consequences to the Participant. No amendment or termination of the Plan will adversely affect the rights and privileges of Participant under this Restricted Stock Agreement or to the Restricted Stock granted hereunder without the written consent of Participant.

13. No Guarantee of Employment. Neither this Restricted Stock Agreement nor the award of Restricted Stock evidenced hereby shall confer upon Participant any right with respect to continuance of employment or other service with the Company or any Affiliate, nor shall it interfere in any way with any right the Company or any Affiliate would otherwise have to terminate such Participant’s employment or other service at any time.

14. Tax Matters.

(a) Company shall have the right to (i) make deductions from the number of shares of Restricted Stock otherwise deliverable upon vesting of the Restricted Stock and satisfaction of the conditions precedent under this Restricted Stock Agreement in an amount sufficient to satisfy any withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

(b) Under Section 83 of the Code, the difference between the purchase price paid, if any, for the shares of Restricted Stock and their fair market value on the date of vesting when any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the Company’s rights to reacquire the shares of the unvested Restricted Stock described above. Participant may elect to be taxed at the effective time of this award when the shares are acquired rather than when such shares vest and cease to be subject to such forfeiture restrictions by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the date hereof. If such an election is made, Participant will have to recognize ordinary income for federal income tax purposes to the extent the purchase price, if any, is less than the Fair Market Value of the shares (determined without regard to the vesting requirements and the forfeiture restrictions hereunder) on the date hereof. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by Participant as the shares of Restricted Stock vest and the forfeiture restrictions lapse.  Making the election under Section 83(b) of the Code will not affect the vesting requirements or the forfeiture restrictions provided in this Restricted Stock Agreement or in the Plan.

PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b) IF PARTICIPANT ELECTS TO DO SO, EVEN IF PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON PARTICIPANT’S BEHALF. PARTICIPANT MUST AND IS RELYING SOLELY ON PARTICIPANT’S OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY SECTION 83(b) ELECTION.

(c) Participant shall be solely responsible for and liable for any and all tax consequences (including but not limited to any interest or penalties) as a result of participation in the Plan. Neither Company nor the Board or Committee makes any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any person eligible for the benefits under this Restricted Stock Agreement and assumes no liability whatsoever for the tax consequences to any such person. The parties intend this Restricted Stock Agreement and the compensation provided hereunder to be exempt from and/or compliant with Section 409A of the Code and will interpret and apply this Restricted Stock Agreement in accordance with such intentions.

15. Community Interest of Spouse. The community interest, if any, of any spouse of Participant in any Restricted Stock shall be subject to all of the terms, conditions and restrictions of this Restricted Stock Agreement and the Plan.

16. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

17. Clawback/Recoupment Policy. Notwithstanding any provisions in this Agreement to the contrary, this Restricted Stock Agreement, any shares of the Restricted Stock subject to this Restricted Stock Agreement including without limitation, shares of Restricted Stock that have vested and with respect to which the restrictions imposed thereon have lapsed and/or any income realized upon the Participant’s disposition of such shares shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder.

18. Severability. In the event that any provision of this Restricted Stock Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Restricted Stock Agreement, and this Restricted Stock Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

19. Governing Law. This Restricted Stock Agreement shall be construed in accordance with the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

COMPANY

TETRA Technologies, Inc.

By:

      Stuart M. Brightman

      President & Chief Executive Officer

PARTICIPANT

By:

      Employee

Exhibit A

Assignment Separate from Certificate

FOR VALUE RECEIVED,               hereby sells, assigns and transfers unto TETRA Technologies, Inc., a Delaware corporation (the “Company”),             (            ) shares of common stock of the Company represented by Certificate No.              herewith and does hereby irrevocably constitute and appoint             , or his designee or successor, attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:            , 20      .

Print Name

Signature

Spouse Consent (if applicable)

                                            (Purchaser’s spouse) indicates by the execution of this Assignment his or her consent to be bound by the terms of the Restricted Stock Agreement as to his or her interests, whether as community property or otherwise, if any, in the shares of common stock of the Company.

Signature

INSTRUCTIONS: PLEASE DO NOT FILL IN ANY BLANKS OTHER THAN THE SIGNATURE LINE. THE PURPOSE OF THIS ASSIGNMENT IS TO ENABLE THE COMPANY TO EXERCISE ITS “REPURCHASE OPTION” SET FORTH IN THE RESTRICTED STOCK AGREEMENT WITHOUT REQUIRING ADDITIONAL SIGNATURES ON THE PART OF THE PURCHASER.